CONFIRMING STATEMENT

      This Statement confirms that the undersigned has authorized and designated David Smith, Gregory DePardo and Matthew Cook to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and any and all other reports, notices, communications and documents (including any amendments thereto) (collectively, "Reports") that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of or relating to the acquisition, ownership, management or disposition of AstroNova, Inc. securities. The authority of David Smith, Gregory DePardo and Matthew Cook under this Statement shall continue until the earlier of the date on which the undersigned is no longer required to file any Reports with regard to the undersigned's ownership of or transactions in such securities, unless earlier revoked in writing. The undersigned acknowledges that David Smith, Gregory DePardo and Matthew Cook are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: February 28, 2022

/s/ Richard Warzala
Richard Warzala